SUBJECT TO COMPLETION AND MODIFICATION

NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                   TERM SHEET
                                  $467,210,000
NELNET LOGO
                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2008-2
                                 ISSUING ENTITY

 NELNET STUDENT LOAN FUNDING, LLC          NATIONAL EDUCATION LOAN NETWORK, INC.
             DEPOSITOR                       MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                    SPONSOR

THE NOTES ARE OBLIGATIONS OF THE ISSUING ENTITY ONLY AND ARE PAYABLE SOLELY FROM THE PLEDGED COLLATERAL DESCRIBED IN THE INITIAL FREE-WRITING PROSPECTUS CONSISTING PRIMARILY OF STUDENT LOANS ORIGINATED UNDER THE FEDERAL FAMILY EDUCATION LOAN PROGRAM. THEY ARE NOT OBLIGATIONS OF THE SPONSOR, THE DEPOSITOR, THE ADMINISTRATOR OR ANY OF THEIR AFFILIATES.


 Notes are being offered in the following classes:


                   ORIGINAL                   PRICE    UNDERWRITING                    FINAL
                  PRINCIPAL      INTEREST       TO       FEES AND    PROCEEDS TO)     MATURITY
                    AMOUNT         RATE       PUBLIC    COMMISSIONS  THE TRUST(1        DATE
                    ------         ----       ------    -----------  -----------        ----
CLASS A-1 NOTES  $79,000,000  3-month LIBOR    100%       0.16%      $79,000,000   September 26, 2016
                                 plus  %
CLASS A-2 NOTES $171,000,000  3-month LIBOR    100%       0.22%     $171,000,000   September 25, 2018
                                 plus  %
CLASS A-3 NOTES  $56,000,000  3-month LIBOR    100%       0.24%      $56,000,000      March 25, 2020
                                 plus  %
CLASS A-4 NOTES $161,210,000  3-month LIBOR    100%       0.33%     $161,210,000       June 26, 2034
                ------------     plus  %                            ------------
    TOTAL       $467,210,000                                        $467,210,000

--------------------
(1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.

        This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS FREE-WRITING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           JOINT BOOK-RUNNING MANAGERS

 BANC OF AMERICA SECURITIES LLC                                      CITI


                                   CO-MANAGER

                           SUNTRUST ROBINSON HUMPHREY


                                 MARCH 31, 2008

        The information contained herein refers to, supplements and modifies certain of the information contained in the issuing entity's Free-Writing Prospectus, dated March 19, 2008 (the "initial free-writing prospectus").

                                    THE NOTES

DESCRIPTION OF THE NOTES. In addition to the classes of notes described in the initial free-writing prospectus, we will also issue class A-4 notes. Principal will be paid first on the class A-1 notes until paid in full, second on the class A-2 notes until paid in full, third on the class A-3 notes until paid in full, and fourth on the class A-4 notes until paid in full.

CLOSING DATE.  The closing date for this offering will be April 3, 2008.

PRICING DATE.  On or about March 31, 2008.

INTEREST RATES. The notes will bear interest at a rate equal to three-month LIBOR, except for the initial accrual period, plus a margin. This margin will be set at the time of pricing. For the initial interest accrual period, the administrator will determine the LIBOR rate according to the following formula:

                  x + [22/30 * (y-x)]

                  where:     x = two-month LIBOR, and
                             y = three-month LIBOR,

in each case, as of the second business day before the start of the initial interest accrual period.

PRINCIPAL DISTRIBUTIONS. The term "Principal Distribution Amount" means an amount equal to:

        o for each quarterly distribution date prior to the March 2014 quarterly distribution date, the aggregate principal amount of the notes immediately prior to such quarterly distribution date, less the difference between

                o       the Adjusted Pool Balance; and

                o       $16,340,000;

        o beginning on the March 2014 quarterly distribution date and for each quarterly distribution date thereafter, the aggregate principal amount of the notes immediately prior to such quarterly distribution date, less the product of

                o       95.24%; and

                o       the Adjusted Pool Balance; and

        o on a final maturity date for any class of notes, the amount necessary to reduce the aggregate principal balance of such class to zero.

        The principal distribution amount is intended to provide credit support so that until the March 2014 quarterly distribution date, the Adjusted Pool Balance builds to and is maintained at an amount that exceeds the aggregate principal amount of the notes by at least $16,340,000. After the March 2014 quarterly distribution date, the principal distribution amount is intended to continue to provide credit support so that the Adjusted Pool Balance is maintained at an amount that equals 105% of the aggregate principal amount of the notes.

OVERCOLLATERALIZATION. On the closing date, the Adjusted Pool Balance will be approximately 103.4% of the aggregate principal amount of the notes.

OPTIONAL PURCHASE. The depositor or its assignee may, but is not required to, repurchase the remaining student loans in the trust on the earlier of the September 2019 quarterly distribution date or when the Pool Balance is 10% or less of the initial Pool Balance as described in the initial free-writing prospectus.

MANDATORY AUCTION. If any notes are outstanding and the depositor or its assignee does not notify the indenture trustee of its intention to exercise its right to repurchase student loans in the trust on the earlier of the September 2019 quarterly distribution date or when the Pool Balance is 10% or less of the initial Pool Balance, all of the remaining loans in the trust will be offered for sale by the indenture trustee before the next succeeding quarterly distribution date as described in the initial free-writing prospectus.

IDENTIFICATION NUMBERS. The notes will have the following CUSIP Numbers, ISIN Numbers and European Common Codes:

CUSIP NUMBERS

Class A-1 Notes:  64032H AA8
Class A-2 Notes:  64032H AB6
Class A-3 Notes:  64032H AC4
Class A-4 Notes:  64032H AD2

INTERNATIONAL SECURITIES IDENTIFICATION NUMBERS (ISIN)

Class A-1 Notes:  US64032HAA86
Class A-2 Notes:  US64032HAB69
Class A-3 Notes:  US64032HAC43
Class A-4 Notes:  US64032HAD26

EUROPEAN COMMON CODES

Class A-1 Notes:  035504796
Class A-2 Notes:  035505202
Class A-3 Notes:  035505903
Class A-4 Notes:  035608508

                                  NELNET, INC.

SERVICING HISTORY AND EXPERIENCE. Nelnet, Inc., a Nebraska corporation, ("Nelnet") is an education planning and financing company focused on providing quality products and services to students, families, and schools nationwide. Nelnet ranks among the nation's leaders in terms of total student loan assets originated, consolidated, held, and serviced, principally consisting of loans originated under the FFELP. Nelnet offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions. Nelnet's products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle. Nelnet has over $29 billion in total assets and is headquartered in Lincoln, Nebraska.

        Nelnet began its education loan servicing operations on January 1, 1978, and provides student loan servicing that includes application processing, underwriting, disbursement of funds, customer service, account maintenance, federal reporting and billing collections, payment processing, default aversion, claim filing, and recover/collection services to lenders, secondary market purchasers and guarantee agencies throughout the United States. Nelnet has offices located in, among other cities, Aurora, Colorado; Lincoln, Nebraska; and Jacksonville, Florida, and, as of December 31, 2007 employed approximately 2,800 employees. As of December 31, 2007, Nelnet serviced approximately $33.8 billion in student loans.

        Nelnet's due diligence schedule is conducted through automated letter generation. Telephone calls are made by an auto-dialer system. All functions are monitored by an internal quality control system to ensure their performance. Compliance training is provided on both centralized and unit level basis. In addition, Nelnet has distinct compliance and internal auditing departments whose functions are to advise and coordinate compliance issues.

        The legislative changes to the FFELP in September 2007 and capital market disruption that began in the third quarter of 2007 continue to impact Nelnet's operating results. The capital market disruption has continued into the first quarter of 2008 and, in certain areas, has deteriorated since year end. Since the Company cannot determine nor control the length of time or extent to which the capital markets remain disrupted, it will reduce its direct and indirect costs related to its asset generation activities and be more selective in pursuing origination activity for its own account, in both the direct-to-consumer and campus based channels, for both private loans and FFELP loans. Accordingly, the Company has suspended consolidation student loan originations and will continue to review the viability of continuing to originate and acquire student loans. As a result of these items, the Company will experience a decrease in origination volume compared to historical periods.

                            DESCRIPTION OF THE TRUST

THE ACQUISITION FUND. Approximately $436,628,417 of the proceeds from the sale of the notes will be deposited into the Acquisition Fund and will be used to purchase student loans on the closing date. In addition, on the closing date the sponsor will contribute $16,004,705 to the trust which will be deposited into the Acquisition Fund and used to purchase student loans.

        The trust will not make a deposit from the proceeds of the notes to the Prefunding Account of the Acquisition Fund. Accordingly, the trust will not purchase additional student loans using funds on deposit in the Prefunding Account, there will not be a prefunding period, the Prefunding Account balance will not be used in calculating the Pool Balance, and any other terms and conditions set forth in the initial free-writing prospectus applicable to the Prefunding Account will not apply.

THE CAPITALIZED INTEREST FUND. Approximately $29,450,000 of the proceeds from the sale of the notes will be deposited into a Capitalized Interest Fund. If on any monthly servicing payment date or quarterly distribution date, money on deposit in the Collection Fund is insufficient to pay amounts owed to the U.S. Department of Education or to the guarantee agencies, servicing fees, trustees' fees, administration fees, interest on the notes and amounts due to any counterparty under any derivative product agreement (other than certain termination payments), then money on deposit in the Capitalized Interest Fund will be transferred to the Collection Fund to cover the deficiency, prior to any amounts being transferred from the Prefunding Account or the Reserve Fund. Amounts released from the Capitalized Interest Fund will not be replenished. On the December 2008 quarterly distribution date, amounts on deposit in the Capitalized Interest Fund in excess of $24,700,000, will be transferred to the Collection Fund. On the June 2009 quarterly distribution date, amounts on deposit in the Capitalized Interest Fund in excess of $19,000,000 will be transferred to the Collection Fund. On the December 2009 quarterly distribution date, amounts on deposit in the Capitalized Interest Fund in excess of $13,300,000 will be transferred to the Collection Fund. On the June 2010 quarterly distribution date, amounts on deposit in the Capitalized Interest Fund in excess of $8,550,000 will be transferred to the Collection Fund. On the December 2010 quarterly distribution date, the indenture trustee will transfer any amounts remaining in the Capitalized Interest Fund to the Collection Fund.

THE RESERVE FUND. The trust will make a deposit to the Reserve Fund from the proceeds of the sale of the notes in the amount of $1,131,583. The Reserve Fund is subject to a minimum amount equal to the greater of 0.25% of the Pool Balance as of the close of business on the last day of the related collection period, or 0.10% of the initial Pool Balance, or such lesser amount as may be agreed to by the rating agencies as evidenced by a rating confirmation.

CHARACTERISTICS OF THE STUDENT LOAN PORTFOLIO. On the closing date, the trust will acquire a portfolio of student loans having an aggregate outstanding principal balance (including interest to be capitalized) of approximately $452,633,122. That portfolio will not include all of the student loans described under the heading "Characteristics of the Student Loans" in the initial free-writing prospectus. The student loans acquired by the trust will be selected from the pool described in the initial free-writing prospectus in a manner to provide that the purchased portfolio will not differ in any material characteristic by more than 5% from that described in the initial free-writing prospectus.

                          SERVICING AND ADMINISTRATION

        National Education Loan Network, Inc. will be paid a monthly servicing fee equal to the lesser of:

        o $2.25 per borrower per month for student loans in-school, and $3.25 per borrower per month for all other student loans, in each case subject to an annual increase for inflation not to exceed 2% per annum; or

        o 1/12th of 0.90% of the outstanding principal balance of the trust's student loans.

                                 CAPITALIZATION

        As of the closing date, the capitalization of the trust after giving effect to the issuance of the notes will be as follows:

                Class A-1 Notes                        $ 79,000,000
                Class A-2 Notes                         171,000,000
                Class A-3 Notes                          56,000,000
                Class A-4 Notes                         161,210,000
                Equity                                   16,004,705
                                                       ------------
                     Total                             $483,214,705
                                                       ============

                                 USE OF PROCEEDS

        The proceeds from the sale of the notes are expected to be applied as follows:

                Deposit to Acquisition Fund            $436,628,417
                Deposit to Capitalized Interest Fund     29,450,000
                Deposit to Reserve Fund                   1,131,583
                                                       ------------
                       Total                           $467,210,000
                                                       ============


                         LISTING AND GENERAL INFORMATION

        The issuance of the notes was authorized by a unanimous written consent of the members and the manager of the depositor on March 27, 2008.

    WEIGHTED AVERAGE LIVES, EXPECTED MATURITIES AND PERCENTAGES OF ORIGINAL PRINCIPAL REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES OF THE NOTES

        PREPAYMENT CONSIDERATIONS

        Generally, all of the trust's student loans are prepayable in whole or in part, without penalty, by the borrowers at any time, or as a result of a borrower's default, death, disability or bankruptcy and subsequent liquidation or collection of guarantee payments with respect to such loans. The rates of payment of principal on a class of notes and the yield on a class of notes may be affected by prepayments of the trust's student loans. Because prepayments generally will be paid through to noteholders as distributions of principal, it is likely that the actual final payments on a class of notes will occur prior to such class of notes' final maturity date. Accordingly, in the event that the trust's student loans experience significant prepayments, the actual final payments on a class of notes may occur substantially before its final maturity date, causing a shortening of such class of notes' weighted average life. Weighted average life refers to the average amount of time that will elapse from the date of issuance of a note until each dollar of principal of such note will be repaid to the investor.

        The rate of prepayments on the trust's student loans cannot be predicted and may be influenced by a variety of economic, social and other factors. Generally, the rate of prepayments may tend to increase to the extent that alternative financing becomes available on more favorable terms or at interest rates significantly below the interest rates payable on the trust's student loans. In addition, the depositor is obligated to repurchase any student loan as a result of a breach of any of its representations and warranties relating to the trust's student loans, and the master servicer is obligated to cause the subservicer to repurchase any student loan as a result of a breach of certain covenants with respect to such student loan, in the event such breach materially adversely affects the interests of the trust in that student loan and is not cured within the applicable cure period.

        However, scheduled payments with respect to, and maturities of, the trust's student loans may be extended, including pursuant to grace periods, deferral periods and forbearance periods. The rate of payment of principal on a class of notes and the yield on such notes may also be affected by the rate of defaults resulting in losses on the trust's student loans that may have been liquidated, by the severity of those losses and by the timing of those losses, which may affect the ability of the guarantee agencies to make guarantee payments on such student loans. In addition, the maturity of certain of the trust's student loans may extend beyond the final maturity date for a class of notes.

        See "WEIGHTED AVERAGE LIVES, EXPECTED MATURITIES AND PERCENTAGES OF ORIGINAL PRINCIPAL REMAINING AT EACH QUARTERLY DISTRIBUTION DATE FOR THE NOTES" attached hereto as Exhibit I.

                              PLAN OF DISTRIBUTION

        Subject to the terms and conditions set forth in an underwriting agreement among the depositor and the underwriters named below, the depositor will agree to cause the trust to sell to each of the underwriters, and each of the underwriters will agree to purchase from the trust, the principal amount of the notes set forth opposite its name.


                   Class A-1   Class A-2   Class A-3    Class A-4
Underwriter          Notes       Notes       Notes        Notes        Total
-----------          -----       -----       -----        -----        -----
 Banc of
  America
  Securities LLC  $35,550,000  $76,950,000 $25,200,000  $72,544,500 $210,244,500
 Citigroup
  Global
  Markets Inc.     35,550,000   76,950,000  25,200,000   72,544,500  210,244,500
 SunTrust
  Robinson
  Humphrey, Inc.    7,900,000   17,100,000   5,600,000   16,121,000   46,721,000
                  ----------- ------------ ----------- ------------ ------------
Total             $79,000,000 $171,000,000 $56,000,000 $161,210,000 $467,210,000
                  =========== ============ =========== ============ ============


        The underwriters have advised that they propose to offer the notes to the public initially at the respective offering prices set forth below, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and the dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may change.

                   Initial                                Selling
                   Public   Underwriting                Concessions  Reallowance
                  Offering    Fees and     Proceeds to    Not to       Not to
                    Price    Commissions   the Trust(1)   Exceed       Exceed
                    -----    -----------   ------------   ------       ------
Class A-1 Notes     100%         0.16%      $79,000,000    0.096%      0.048%
Class A-2 Notes     100%         0.22%     $171,000,000    0.132%      0.066%
Class A-3 Notes     100%         0.24%      $56,000,000    0.144%      0.072%
Class A-4 Notes     100%         0.33%     $161,210,000    0.198%      0.099%

--------------------
(1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.

        The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date.

        Until the distribution of notes is completed, the rules of the SEC may limit the ability of the underwriters and selling group members to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the notes. These transactions consist of bids of purchase for the purpose of pegging, fixing or maintaining the price of the notes.

        Purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

        Neither the trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither the trust nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        The notes are a new class of securities with no established trading market. The underwriters have advised that they presently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower or higher than the initial offering price or that an active trading market for the notes will develop and continue after this offering.

        The underwriting agreement will provide that the depositor will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and the depositor will agree to reimburse the underwriters for the fees and expenses of their counsel. The sponsor will also enter into an indemnity agreement with the underwriters under which the sponsor will agree to indemnify the underwriters against certain civil liabilities.

        Each underwriter has represented and agreed that:

        o it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA"), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the trust; and

        o it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the initial free-writing prospectus and the accompanying prospectus attached as Appendix I thereto and this term sheet (collectively, the "pre-pricing disclosure package"), nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute the pre-pricing disclosure package, in all cases at their own expense.

        The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

                                                                       EXHIBIT I

                             WEIGHTED AVERAGE LIVES,
                       EXPECTED MATURITIES AND PERCENTAGES
         OF ORIGINAL PRINCIPAL REMAINING AT EACH QUARTERLY DISTRIBUTION
                               DATE FOR THE NOTES


        Prepayments on pools of student loans can be calculated based on a variety of prepayment models. The model used to calculate prepayments in this term sheet is based on a flat, constant percentage rate ("CPR," see discussion below) of prepayment of 12% CPR.

        CPR is stated as an annualized rate and is calculated as the percentage of the loan amount outstanding at the beginning of a period (including accrued interest to be capitalized), after applying scheduled payments, that prepays during that period. The CPR model assumes that student loans will prepay in each month according to the following formula:

         Monthly Prepayments = (Balance (including accrued interest to be capitalized) after scheduled payments) x (1-(1-CPR) 1/12)

        The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool. The student loans will not prepay according to the CPR, nor will all of the student loans prepay at the same rate. You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

        The tables below show the weighted average remaining lives, expected maturity dates and percentages of original principal remaining of the notes at certain quarterly distribution dates under various CPR scenarios.

        For purposes of calculating the information presented in the tables, it is assumed, among other things, that:

        o the cutoff date for the trust student loans is as of March 31, 2008;

        o       the closing date is April 3, 2008;

        o all trust student loans (as grouped within the "rep lines" described below) remain in their current status until their status end date and then move to repayment, and no trust student loan moves from repayment to any other status;

        o there are government payment delays of 30 days for interest subsidy and special allowance payments;

        o no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected in full;

        o index levels for calculation of borrower and government payments are:

                o       91-day Treasury bill rate of 1.00%; and

                o       three-month commercial paper rate of 2.50%;

        o quarterly distributions begin on June 25, 2008, and payments are made quarterly on the 25th day of every March, June, September and December thereafter, whether or not the 25th is a business day;

        o the interest rate for each class of outstanding notes at all times will be equal to:

                o       Class A-1 notes: 3.30%;

                o       Class A-2 notes: 3.60%;

                o       Class A-3 notes: 3.80%; and

                o       Class A-4 notes: 4.30%;

        o an administration fee equal to 0.05% of the pool balance paid quarterly by the trust to the administrator;

        o a trustee fee equal to 0.01% of the outstanding note balance paid quarterly by the trust to the trustee;

        o a servicing fee equal to the lesser of (i) $2.25 per borrower per month for student loans in-school, and $3.25 per borrower per month for all other student loans, in each case subject to an annual increase for inflation not to exceed 2% per annum; or
                (ii) 1/12th of 0.90% of the outstanding principal balance of the trust's student loans;

        o the Reserve Fund has an initial balance equal to $1,131,583 and at all times a balance equal to the greater of (1) 0.25% of the Pool Balance as of the close of business on the last day of the related collection period and (2) 0.10% of the initial Pool Balance;

        o all payments are assumed to be made at the end of the month and amounts on deposit in the Collection Fund and Reserve Fund, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 2.60% per annum through the end of the collection period; reinvestment earnings are available for distribution from the prior collection period;

        o an optional redemption occurs on the earlier of the quarterly distribution date immediately following the date on which (i) the pool balance falls below 10% of the initial pool balance or
                (ii) the September 2019 quarterly distribution date; and

        o the pool of trust student loans were grouped into 150 representative loans ("rep lines"), which have been created, for modeling purposes, from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, interest rate, loan type, index, margin, rate cap and remaining term.


                      WEIGHTED AVERAGE LIVES AND EXPECTED MATURITY DATES
                         OF THE NOTES AT VARIOUS PERCENTAGES OF CPR(1)


                                                      WEIGHTED AVERAGE LIFE (YEARS)(2)
                  -------------------------------------------------------------------------------------------------------
CLASS                    0%                   6%                  12%                 18%                 24%
----------------- ----------------- ------------------- --------------------- ----------------- -------------------------
Class A-1 Notes...       3.16                1.60                 1.00                0.73               0.58
Class A-2 Notes...       6.36                4.23                 3.00                2.26               1.80
Class A-3 Notes...       8.88                6.81                 5.00                3.88               3.09
Class A-4 Notes...      10.83                9.64                 8.10                6.59               5.39

CLASS                                                      EXPECTED MATURITY DATE
----------------- -------------------------------------------------------------------------------------------------------
Class A-1 Notes...       June 25, 2012   September 25, 2010   December 25, 2009        June 25, 2009      March 25, 2009
Class A-2 Notes...       June 25, 2016        June 25, 2014  September 25, 2012   September 25, 2011   December 25, 2010
Class A-3 Notes...  September 25, 2017   September 25, 2015   December 25, 2013   September 25, 2012  September 25, 2011
Class A-4 Notes...  September 25, 2019       March 25, 2019   December 25, 2017        June 25, 2016      March 25, 2015

---------------------
(1) Assuming for purposes of this table that, among other things, the optional redemption occurs on the earlier of (i) the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance or (ii) the September 2019 quarterly distribution date.
(2) The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by: (i) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related quarterly distribution date, (ii) adding the results, and (iii) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

                                 CLASS A-1 NOTES

                 PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES
          REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS
                              PERCENTAGES OF CPR(1)

  QUARTERLY DISTRIBUTION DATES       0%        6%        12%      18%      24%
--------------------------------   ------    ------    ------   ------   ------
                    Initial         100%      100%       100%    100%      100%
              June 25, 2008         100%       99%        93%     87%       80%
         September 25, 2008         100%       97%        81%     65%       49%
          December 25, 2008         100%       85%        61%     36%       11%
             March 25, 2009         100%       78%        45%     12%        0%
              June 25, 2009         100%       62%        22%      0%        0%
         September 25, 2009         100%       54%         6%      0%        0%
          December 25, 2009          95%       38%         0%      0%        0%
             March 25, 2010          92%       27%         0%      0%        0%
              June 25, 2010          81%        9%         0%      0%        0%
         September 25, 2010          77%        0%         0%      0%        0%
          December 25, 2010          62%        0%         0%      0%        0%
             March 25, 2011          55%        0%         0%      0%        0%
              June 25, 2011          45%        0%         0%      0%        0%
         September 25, 2011          34%        0%         0%      0%        0%
          December 25, 2011          22%        0%         0%      0%        0%
             March 25, 2012          11%        0%         0%      0%        0%
              June 25, 2012           0%        0%         0%      0%        0%

                                 CLASS A-2 NOTES

                 PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES
          REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS
                              PERCENTAGES OF CPR(1)

  QUARTERLY DISTRIBUTION DATES       0%        6%        12%      18%      24%
--------------------------------   ------    ------    ------   ------   ------
                  Initial          100%       100%      100%     100%     100%
            June 25, 2008          100%       100%      100%     100%     100%
       September 25, 2008          100%       100%      100%     100%     100%
        December 25, 2008          100%       100%      100%     100%     100%
           March 25, 2009          100%       100%      100%     100%      91%
            June 25, 2009          100%       100%      100%      92%      73%
       September 25, 2009          100%       100%      100%      81%      61%
        December 25, 2009          100%       100%       92%      68%      45%
           March 25, 2010          100%       100%       84%      58%      33%
            June 25, 2010          100%       100%       73%      45%      18%
       September 25, 2010          100%        99%       66%      35%       8%
        December 25, 2010          100%        89%       53%      21%       0%
           March 25, 2011          100%        83%       45%      12%       0%
            June 25, 2011          100%        76%       36%       2%       0%
       September 25, 2011          100%        68%       28%       0%       0%
        December 25, 2011          100%        61%       19%       0%       0%
           March 25, 2012          100%        53%       11%       0%       0%
            June 25, 2012           99%        46%        3%       0%       0%
       September 25, 2012           94%        39%        0%       0%       0%
        December 25, 2012           88%        31%        0%       0%       0%
           March 25, 2013           82%        24%        0%       0%       0%
            June 25, 2013           76%        17%        0%       0%       0%
       September 25, 2013           69%        11%        0%       0%       0%
        December 25, 2013           63%         4%        0%       0%       0%
           March 25, 2014           57%         1%        0%       0%       0%
            June 25, 2014           51%         0%        0%       0%       0%
       September 25, 2014           45%         0%        0%       0%       0%
        December 25, 2014           38%         0%        0%       0%       0%
           March 25, 2015           32%         0%        0%       0%       0%
            June 25, 2015           25%         0%        0%       0%       0%
       September 25, 2015           19%         0%        0%       0%       0%
        December 25, 2015           12%         0%        0%       0%       0%
           March 25, 2016            5%         0%        0%       0%       0%
            June 25, 2016            0%         0%        0%       0%       0%

                                 CLASS A-3 NOTES

                 PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES
          REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS
                              PERCENTAGES OF CPR(1)

  QUARTERLY DISTRIBUTION DATES       0%        6%        12%      18%      24%
--------------------------------   ------    ------    ------   ------   ------
                    Initial        100%       100%      100%     100%     100%
              June 25, 2008        100%       100%      100%     100%     100%
         September 25, 2008        100%       100%      100%     100%     100%
          December 25, 2008        100%       100%      100%     100%     100%
             March 25, 2009        100%       100%      100%     100%     100%
              June 25, 2009        100%       100%      100%     100      100%
         September 25, 2009        100%       100%      100%     100%     100%
          December 25, 2009        100%       100%      100%     100%     100%
             March 25, 2010        100%       100%      100%     100%     100%
              June 25, 2010        100%       100%      100%     100%     100%
         September 25, 2010        100%       100%      100%     100%     100%
          December 25, 2010        100%       100%      100%     100%      77%
             March 25, 2011        100%       100%      100%     100%      47%
              June 25, 2011        100%       100%      100%     100%      18%
         September 25, 2011        100%       100%      100%      79%       0%
          December 25, 2011        100%       100%      100%      52%       0%
             March 25, 2012        100%       100%      100%      27%       0%
              June 25, 2012        100%       100%      100%       3%       0%
         September 25, 2012        100%       100%       85%       0%       0%
          December 25, 2012        100%       100%       62%       0%       0%
             March 25, 2013        100%       100%       40%       0%       0%
              June 25, 2013        100%       100%       19%       0%       0%
         September 25, 2013        100%       100%        0%       0%       0%
          December 25, 2013        100%       100%        0%       0%       0%
             March 25, 2014        100%       100%        0%       0%       0%
              June 25, 2014        100%        83%        0%       0%       0%
         September 25, 2014        100%        64%        0%       0%       0%
          December 25, 2014        100%        46%        0%       0%       0%
             March 25, 2015        100%        28%        0%       0%       0%
              June 25, 2015        100%        10%        0%       0%       0%
         September 25, 2015        100%         0%        0%       0%       0%
          December 25, 2015        100%         0%        0%       0%       0%
             March 25, 2016        100%         0%        0%       0%       0%
              June 25, 2016         95%         0%        0%       0%       0%
         September 25, 2016         74%         0%        0%       0%       0%
          December 25, 2016         53%         0%        0%       0%       0%
             March 25, 2017         31%         0%        0%       0%       0%
              June 25, 2017          8%         0%        0%       0%       0%
         September 25, 2017          0%         0%        0%       0%       0%

                                 CLASS A-4 NOTES

                 PERCENTAGES OF ORIGINAL PRINCIPAL OF THE NOTES
          REMAINING AT CERTAIN QUARTERLY DISTRIBUTION DATES AT VARIOUS
                              PERCENTAGES OF CPR(1)

  QUARTERLY DISTRIBUTION DATES       0%        6%        12%      18%      24%
--------------------------------   ------    ------    ------   ------   ------
                    Initial        100%       100%      100%     100%     100%
              June 25, 2008        100%       100%      100%     100%     100%
         September 25, 2008        100%       100%      100%     100%     100%
          December 25, 2008        100%       100%      100%     100%     100%
             March 25, 2009        100%       100%      100%     100%     100%
              June 25, 2009        100%       100%      100%     100%     100%
         September 25, 2009        100%       100%      100%     100%     100%
          December 25, 2009        100%       100%      100%     100%     100%
             March 25, 2010        100%       100%      100%     100%     100%
              June 25, 2010        100%       100%      100%     100%     100%
         September 25, 2010        100%       100%      100%     100%     100%
          December 25, 2010        100%       100%      100%     100%     100%
             March 25, 2011        100%       100%      100%     100%     100%
              June 25, 2011        100%       100%      100%     100%     100%
         September 25, 2011        100%       100%      100%     100%      97%
          December 25, 2011        100%       100%      100%     100%      88%
             March 25, 2012        100%       100%      100%     100%      79%
              June 25, 2012        100%       100%      100%     100%      72%
         September 25, 2012        100%       100%      100%      93%      65%
          December 25, 2012        100%       100%      100%      86%      58%
             March 25, 2013        100%       100%      100%      79%      52%
              June 25, 2013        100%       100%      100%      72%      46%
         September 25, 2013        100%       100%      100%      66%      41%
          December 25, 2013        100%       100%       93%      60%      36%
             March 25, 2014        100%       100%       91%      60%      36%
              June 25, 2014        100%       100%       86%      55%      35%
         September 25, 2014        100%       100%       80%      51%      31%
          December 25, 2014        100%       100%       75%      47%      28%
             March 25, 2015        100%       100%       69%      43%       0%
              June 25, 2015        100%       100%       64%      39%       0%
         September 25, 2015        100%        97%       60%      35%       0%
          December 25, 2015        100%        92%       55%      32%       0%
             March 25, 2016        100%        86%       51%      29%       0%
              June 25, 2016        100%        80%       47%       0%       0%
         September 25, 2016        100%        75%       43%       0%       0%
          December 25, 2016        100%        69%       39%       0%       0%
             March 25, 2017        100%        64%       35%       0%       0%
              June 25, 2017        100%        58%       32%       0%       0%
         September 25, 2017         95%        53%       29%       0%       0%
          December 25, 2017         87%        48%        0%       0%       0%
             March 25, 2018         79%        43%        0%       0%       0%
              June 25, 2018         71%        38%        0%       0%       0%
         September 25, 2018         63%        33%        0%       0%       0%
          December 25, 2018         55%        28%        0%       0%       0%
             March 25, 2019         48%         0%        0%       0%       0%
              June 25, 2019         41%         0%        0%       0%       0%
         September 25, 2019          0%         0%        0%       0%       0%

---------------------
(1) Assuming for purposes of this table that, among other things, the optional redemption occurs on the earlier of (i) the quarterly distribution date immediately following the date on which the pool balance falls below 10% of the initial pool balance or (ii) the September 2019 quarterly distribution date.


        The above tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith. In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than implied by the information in these tables, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the characteristics, remaining terms and loan ages assumed.

                                  $467,210,000

                        NELNET STUDENT LOAN TRUST 2008-2
                                 ISSUING ENTITY



        $79,000,000          CLASS A-1 STUDENT LOAN ASSET-BACKED NOTES

        $171,000,000         CLASS A-2 STUDENT LOAN ASSET-BACKED NOTES

        $56,000,000          CLASS A-3 STUDENT LOAN ASSET-BACKED NOTES

        $161,210,000         CLASS A-4 STUDENT LOAN ASSET-BACKED NOTES




                        NELNET STUDENT LOAN FUNDING, LLC
                                    DEPOSITOR

                      NATIONAL EDUCATION LOAN NETWORK, INC.
                        MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                     SPONSOR




                           JOINT BOOK-RUNNING MANAGERS


   BANC OF AMERICA SECURITIES LLC                                 CITI


                                   CO-MANAGER

                           SUNTRUST ROBINSON HUMPHREY


                                 MARCH 31, 2008